Investors:    David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033
Press:         Carolyn Rohrer, carolyn.rohrer@autodesk.com, 415-233-9813

Autodesk Announces Appointment of Betsy Rafael to Board of Directors

San Rafael, Calif., Sep. 23, 2013 — Autodesk, Inc., (NASDAQ: ADSK) today announced the appointment of Betsy Rafael to its Board of Directors, effective September 19, 2013. Ms. Rafael has over 30 years of executive financial experience, most recently as Vice President, Corporate Controller and Principal Accounting Executive for Apple, Inc.

“Betsy Rafael’s extensive background in corporate finance and experience in the technology industry is an excellent addition to the Autodesk Board that will serve the best interests of the company and our shareholders,” said Carl Bass, Autodesk president and chief executive officer. “We welcome Betsy to the Autodesk Community.”

Ms. Rafael retired from Apple in 2012, where she had served as Vice President and Corporate Controller since 2007 and Principal Accounting Executive since 2008. Previously, Ms. Rafael held the positions of Vice President, Corporate Controller, Principal Accounting Officer and Vice President, Corporate Finance at Cisco Systems between 2002 and 2007. Prior to this, Ms. Rafael held management and other senior financial positions with Aspect Communications, Inc., Silicon Graphics (SGI), Sun Microsystems and Apple Computer. She began her career with Arthur Young & Company. Ms. Rafael serves on the board of directors of Echelon, and previously served on the board of PalmSource. Ms. Rafael graduated magna cum laude with a B.S.C degree in Accounting from Santa Clara University, where she also serves on the Board of Trustees.

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